EXHIBIT 5.1

                        [Latham & Watkins LLP Letterhead]
March 29, 2004


Geron Corporation
230 Constitution Drive
Menlo Park, California 94025


         Re: Registration of an aggregate of 443,603 shares of common stock, par value $0.001 per share, of Geron Corporation, pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the registration for resale of an aggregate of 443,603 shares of common stock, par value $0.001 per share, of Geron Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 to be filed with the Securities and Exchange Commission on March 29, 2004 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include an aggregate of 33,662 shares of common stock (the "Transgenomic Shares") which were issued and sold to Transgenomic, Inc. ("Transgenomic") pursuant to a Common Stock Purchase Agreement, dated as of March 18, 2004, by and between the Company and Transgenomic, an aggregate of 363,039 shares of common stock (the "Organization Shares") which were issued and sold to the David D. Bohannon Organization ("Bohannon Organization") pursuant to a Common Stock Purchase Agreement, dated as of March 23, 2004, by and between the Company and the Bohannon Organization and an aggregate of 46,902 shares of common stock (the "Development Shares" and, together with the Organization Shares and the Transgenomic Shares, the "Shares") which were issued and sold to Bohannon Development Company ("Bohannon Development") pursuant to a Common Stock Purchase Agreement, dated as of March 23, 2004, by and between the Company and Bohannon Development.

         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any jurisdiction or any other laws.

         Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                                        Very truly yours,
                                                        /s/ Latham & Watkins LLP